CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated October 29, 2012 on Dreyfus Conservative Allocation Fund, Dreyfus Growth Allocation Fund and Dreyfus Moderate Allocation Fund for the fiscal year ended August 31, 2012 which are incorporated by reference in this Registration Statement ( Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

ERNST & YOUNG LLP

New York, New York
December 26, 2012